As filed with the Securities and Exchange Commission on October 31, 2006.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KYOCERA KABUSHIKI KAISHA

(Exact name of registrant as specified in its charter)

KYOCERA CORPORATION

(Translation of registrant’s name into English)

Japan	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

6, Takeda, Tobadono-cho

Fushimi-ku, Kyoto, Japan 612-8501

Tel +81-75-604-3500

(Address, including zip code, and telephone number of Principal Executive Offices)

AFGWU Local 1028 401(k) Retirement Plan

for Employees of AVX Corporation in Raleigh, North Carolina

(Full Title of the Plan)

[RODNEY N. LANTHORNE]

Kyocera International Inc.

8611 Balboa Avenue

San Diego, CA 92123

(858) 576-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock (2)	25,000	(3)	$89.91	$2,247,750	$240.51

(1)	Determined in accordance with Rule 457(h) and (c) under the Securities Act of 1933, as amended, the registration fee calculation is based on the average of the high and low prices of shares of common stock of Kyocera Corporation on the Tokyo Stock Exchange as of October 25, 2006, 10,710 yen per share, translated into dollars based on an exchange rate of 119.13 yen per dollar, the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on October 25, 2006.
(2)	Pursuant to Rule 416(c), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina (the “Plan”).
(3)	This Registration Statement also includes additional shares that may hereafter become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, Kyocera Corporation (the “Registrant”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Registrant will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above mentioned information should be directed to Kurt Cummings, AVX Corporation, 801 17th Avenue South, Myrtle Beach, South Carolina 29577.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference into this Registration Statement and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2006;

(2) All reports filed by the Registrant or the Plan pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2006; and

(3) The description of Common Stock contained in the Registrant’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

All other documents subsequently filed by the Registrant or the Plan pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not Applicable.

Item 5. Interests of Named Experts and Counsel. Not Applicable.

Item 6. Indemnification of Directors and Officers

Article 330 of the Corporation Act of Japan (the “Corporation Act”), which became effective as from May 1, 2006, make the provisions of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and corporate auditors, respectively. Section 10, among other things, provides in effect that:

(1) Any director or corporate auditor of the Registrant may demand advance payment of expenses which are considered necessary for the management of the affairs of the Registrant entrusted to him;

(2) If a director or a corporate auditor of the Registrant has defrayed any expenses which are considered necessary for the management of the affairs of the Registrant entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from the Registrant;

(3) If a director or a corporate auditor has assumed an obligation necessary for the management of the affairs of the Registrant entrusted to him, he may require the Registrant to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or a corporate auditor, without any fault on his part, sustains damage through the management of the affairs of the Registrant entrusted to him, he may demand compensation therefor from the Registrant.

Under Article 388 of the Corporation Act, the Registrant may not refuse a demand from a corporate auditor referred to in subparagraphs (1) through (3) above unless the Registrant establishes that the relevant expense or obligation was or is not necessary for the performance of the corporate auditor’s duties.

Item 7. Exemption from Registration Claimed. Not Applicable.

Item 8. Exhibits

See Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Kyoto, country of Japan on October 26, 2006.

KYOCERA CORPORATION

By:	/s/ Masahiro Umemura
Masahiro Umemura
Vice Chairman of the Board and Representative Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Tsutomu Yamori, Managing Executive Officer, and Michiaki Furuhashi, Executive Officer, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Kensuke Itoh Kensuke Itoh	Executive Advisor of the Board of Directors	Oct 30, 2006

/s/ Yasuo Nishiguchi Yasuo Nishiguchi	Executive Advisor of the Board of Directors	Oct 30, 2006

/s/ Noboru Nakamura Noboru Nakamura	Chairman of the Board and Representative Director	Oct 26, 2006

/s/ Masahiro Umemura Masahiro Umemura	Vice Chairman of the Board and Representative Director (Principal Financial Officer)	Oct 26, 2006

Yuzo Yamamura	Vice Chairman of the Board and Representative Director

Naoyuki Morita	Vice Chairman of the Board and Representative Director

/s/ Makoto Kawamura Makoto Kawamura	President and Representative Director (Principal Executive Officer)	Oct 26, 2006

Koji Seki	Director

Michihisa Yamamoto	Director

Isao Kishimoto	Director

Hisao Hisaki	Director

/s/ Rodney N. Lanthorne Rodney N. Lanthorne	Director, President of Kyocera International Inc. (Authorized Representative in the United States)	Oct 23, 2006

/s/ John S. Gilbertson John S. Gilbertson	Director	Oct 24, 2006

/s/ Shoichi Aoki Shoichi Aoki	Executive Officer (Principal Accounting Officer)	Oct 31, 2006

The Plan. Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the Plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Myrtle Beach, State of South Carolina, on October 19, 2006.

AFGWU LOCAL 1028 401(k) RETIREMENT PLAN FOR EMPLOYEES OF AVX CORPORATION IN RALEIGH, NORTH CAROLINA

By:	/s/ Gerald Boykin
Gerald Boykin
Plan Administrator

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Number	Description
4.1	Articles of Incorporation of the Registrant (English translation) (incorporated by reference from Exhibit 1.1 of the Registrant’s annual report on Form 20-F filed on June 29, 2006).

4.2	Share Handling Regulations of the Registrant (English translation) (incorporated by reference from Exhibit 1.2 of the Registrant’s Annual Report on Form 20-F filed on June 29, 2006).

4.3	Specimen common stock certificate of the Registrant (incorporated by reference to the Registrant’s annual report on Form 20-F filed on September 24, 2001)

23.1	Consent of MISUZU PricewaterhouseCoopers

24.1	Power of Attorney (included on signature page)

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the undersigned registrant hereby undertakes that it will submit or has submitted the AFGWU Local 1028 401(k) Retirement Plan for Employees of AVX Corporation in Raleigh, North Carolina and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan under Section 401 of the Internal Revenue Code of 1986, as amended.